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                                                                   EXHIBIT 99.14


                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of October 23, 2002, is between CSI/Frigo LLC, a Delaware limited liability company ("Seller"), and ProLogis, a Maryland real estate investment trust ("Purchaser").

         WHEREAS, Seller owns all of the outstanding shares of common stock, $1.00 par value per share (the "Common Stock"), of ProLogis Logistics Services Incorporated, a Delaware corporation (the "Company");

         WHEREAS, Purchaser owns all of the outstanding shares of Series A preferred stock, $1.00 par value per share (the "Preferred Stock"), of the Company;

         WHEREAS, prior to the execution of this Agreement, the Company consummated a transaction pursuant to which its wholly owned subsidiary sold a portion of its assets;

         WHEREAS, Seller desires to sell and Purchaser desires to purchase the Common Stock, subject to the terms described herein, and thereby become the sole stockholder of the Company; and

         WHEREAS, Seller desires to use the proceeds from the sale of the Common Stock to prepay a portion of that certain Promissory Note, dated January 5, 2001, from Seller to Purchaser in the original principal amount of $2,881,454.55 (the "Note").

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale. Subject to the terms and conditions herein set forth, Purchaser agrees to purchase and Seller agrees to sell on the date hereof (the "Closing Date") the Common Stock owned by Seller, free and clear of all liens, encumbrances, claims and security interests, for $2,550,000.00 (the "Purchase Price").

2. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

         (a) Due Organization. Purchaser is duly organized and validly existing as a real estate investment trust under the laws of the State of Maryland.

         (b) Authorization. Purchaser has the requisite power to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly authorized by all necessary action on the part of Purchaser and has been duly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, except to

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                  the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with the terms, conditions or provisions of this Agreement will be a violation of any of the terms, conditions or provisions of Purchaser's Declaration of Trust or Bylaws or of any material agreement or instrument to which it or any of its subsidiaries is a party or by which it or any of its subsidiaries or its or their material properties may be bound, or constitute a default or create a right of termination or acceleration thereunder.

         (c) Purchaser has not employed any broker, agent or finder, or incurred any liability for any brokerage fees, commissions or finder's fees in connection with transactions contemplated by this Agreement.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser and the Company as follows:

         (a) Authority. Seller has the requisite power to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly authorized by all necessary action on the part of Seller and has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance with the terms, conditions or provisions of this Agreement will be a violation of any of the terms, conditions or provisions of Seller's Certificate of Formation or Limited Liability Company Agreement or of any material agreement or instrument to which it is a party or by which it or its material properties may be bound, or constitute a default or create a right of termination or acceleration thereunder.

         (b) Title. Seller owns the Common Stock free and clear of all liens, encumbrances, claims and security interests.

         (c) Access to Information. Seller has been supplied with and has reviewed the most recent financial information of the Company, and has had access to such information as it deems relevant to entering into the Agreement and has had the opportunity to inquire of management of the Company as to any of such information.

4. Public Announcements. The parties hereto will consult with each other before issuing, and provide each other with the reasonable opportunity to review and comment upon, any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the consent of the other parties (which consent shall not be unreasonably withheld), except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system so long

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as the other party is notified promptly by the disclosing party of such press release or public statement.

5. Closing. The purchase and sale of the Common Stock (the "Closing") shall take place at the offices of Mayer, Brown, Rowe & Maw, 190 South LaSalle Street, Chicago, Illinois, at which time the parties shall make the deliveries described below. At the Closing, in addition to any other documents required to be delivered under this Agreement, the parties hereto shall deliver the documents described below:

         (a) Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered the following to Seller:

                  (i) the Purchase Price by wire transfer of immediately available funds to the account specified by Seller; and

                  (ii) a certificate of Purchaser's secretary certifying resolutions of the Trustees of Purchaser approving this Agreement and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officers of Purchaser).

         (b) Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered the following to Purchaser:

                  (i) a certificate or certificates representing the Common Stock, which certificate(s) shall be duly endorsed in blank or accompanied by duly executed stock powers; and

                  (ii) a certificate of Seller's secretary certifying resolutions of the managing member of Seller approving this Agreement and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officers of Seller).

6. Conditions to the Obligations of the Parties. The obligations of each of the parties are subject to the fulfillment of each of the following conditions:

         (a) Performance. Each other party shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it.

         (b) Injunctions. No preliminary or permanent injunction or other final order by any United States federal or state court shall have been issued which prevents the consummation of the transactions contemplated hereby.

7. Prepayment of Note. Immediately following the Closing, Seller shall prepay a portion of the Note in an amount equal to the Purchase Price by wire transfer of immediately available funds to the account specified by Purchaser. In connection with such prepayment, Purchaser shall deliver to Seller the originally executed Note marked "cancelled" and Seller shall deliver to Purchaser a newly executed promissory note with a principal amount and in the form attached hereto as Exhibit A.

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8. Survival. The representations and warranties of the parties shall survive the
Closing for a period of one year following the Closing.

9. Release and Waiver. Effective upon the Closing of the transactions contemplated hereby, each party irrevocably waives, releases, remises, quitclaims, discharges and covenants not to sue the other parties, their respective predecessors, subsidiaries, parents, and affiliates, and their respective past, present, and future officers, directors, trustees, partners, members, managers, agents, employees, attorneys, and each of them regarding any and all rights, claims, demands, liabilities, benefits, grievances or causes of action that it and its successors, assigns and affiliates may have against the other parties and such persons which have resulted from the relationship between the parties with respect to the Company on or prior to the Closing Date.

10. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and affiliates.

11. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be given by delivery, by fax or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

         If to Seller:

                  CSI/Frigo LLC
                  c/o ProLogis
                  14100 East 35th Place
                  Aurora, Colorado  80011
                  Attention:  K. Dane Brooksher
                  Fax:  (303) 576-2600

         If to Purchaser:

                  ProLogis
                  14100 East 35th Place
                  Aurora, Colorado  80011
                  Attention:  Edward S. Nekritz
                  Fax:  (303) 576-2761

or to such other address with respect to a party as such party shall notify the other in writing.

12. Waiver. No party may waive any of the terms or conditions of this Agreement except by a duly signed writing referring to the specific provision to be waived.

13. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their affiliates.

14. Expenses. Except as otherwise expressly contemplated herein to the contrary, regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.


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15. Captions. The Section and Paragraph captions herein are for convenience of references only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

17. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

18. Limitation of Liability. Any obligation or liability whatsoever of Purchaser which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, out of Purchaser's assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of its shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered effective as of the day and year above written.



                         CSI/FRIGO LLC



                         By: /s/ K. Dane Brooksher
                             ----------------------------
                             K. Dane Brooksher
                             Manager

                         PROLOGIS


                         By: /s/ Edward S. Nekritz
                             ----------------------------
                             Edward S. Nekritz
                             Senior Vice President


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                                    EXHIBIT A

                             FORM OF PROMISSORY NOTE

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                                 PROMISSORY NOTE

October 23, 2002                                                  US $331,454.55

         For value received, the undersigned, CSI/Frigo LLC, a Delaware limited liability company, or its assigns (herein the PAYOR), promises to pay to the order of ProLogis, a Maryland real estate investment trust, THREE HUNDRED THIRTY-ONE THOUSAND FOUR HUNDRED FIFTY-FOUR and 55/100 DOLLARS (US $331,454.55), plus interest on the unpaid principal amount hereof outstanding from time to time at the applicable Rate of Interest (as defined below) and the Participation Interest (as defined below), at such times and on such terms as described below.

         1. Repayment of Principal. The aggregate principal amount of this Promissory Note shall be payable in whole on the tenth anniversary of the date hereof, such date being referred to as the Final Maturity Date.

         2. Payment of Interest. Interest will be payable at maturity, whether by optional prepayment or on the Final Maturity Date. All interest will be calculated for the actual number of days elapsed on the basis of a 365-day year. The Rate of Interest shall be eight percent (8%) per annum. In the event of any default in the payment of interest or principal hereunder, the Rate of Interest shall be ten percent (10%) for such period as the PAYOR shall be in default.

         3. Additional Payments. At maturity, whether by optional prepayment or on the Final Maturity Date, PAYOR shall pay to the holder of this Note, an additional amount equal to the Participation Interest. The Participation Interest shall accrue annually and shall be equal to six percent (6%) of the annual net earnings or loss of Frigoscandia S.A., a Luxembourg corporation, allocable to holders of Ordinary Shares of Frigoscandia S.A.

         4. Optional Prepayment. The PAYOR, at his/its option, may prepay this Promissory Note, together with all accrued interest on the principal balance prepaid and full payment of the Participation Interest through the date of prepayment, in whole or in part at any time prior to the Final Maturity Date.

         In addition to, and not in limitation of, the foregoing, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorney fees and expenses, incurred by the holder of this Promissory Note in seeking to collect any amounts payable hereunder which are not paid when due.

         All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, protest, and notice of dishonor.

         This Promissory Note may not be changed or modified orally.

         THIS PROMISSORY NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.


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         IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first above written.

                                       CSI/FRIGO LLC


                                       By: /s/ K. Dane Brooksher
                                           ----------------------------------
                                           K. Dane Brooksher, Manager